Exhibit 10.38

Mindspeed Technologies, Inc.
Summary of Director Compensation Arrangements

We currently pay our non-employee directors annual base compensation of $30,000, and our non-employee chairman of the board, $80,000, both of which are paid quarterly. They each also receive committee participation compensation for each committee on which they serve equal to $5,000 annually for the governance and board composition committee ($10,000 if serving as chairman of such committee), $5,000 annually for the compensation and management development committee ($15,000 if serving as chairman of such committee) and $7,500 annually for the audit committee ($20,000 if serving as chairman of such committee). Each non-employee director also receives $1,250 for each board or committee meeting attended in person or by telephone. Each non-employee director has the option each year to receive all or a portion of his cash compensation due via shares of our common stock or restricted stock units valued at the closing price of our common stock on the date each payment would otherwise be made. Directors who are our employees are not paid any additional compensation for their service on our board of directors. Our board of directors may from time to time appoint additional standing or ad hoc committees, and may compensate directors who serve on them differently than we currently compensate members of our standing committees. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with their service on our board of directors.

Our non-employee directors are eligible to participate in our directors stock plan, which is administered by our compensation and management development committee under authority delegated by our board of directors. The directors stock plan provides that upon initial election to our board of directors, each non-employee director is granted an option to purchase 8,000 shares of our common stock at an exercise price per share equal to its fair market value on the date of grant. The options become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date the options are granted. In addition, each non-employee director is granted an option to purchase 5,000 shares of our common stock following each annual meeting of stockholders.

The directors stock plan also provides that, following each annual meeting of stockholders, each non-employee director is granted restricted stock units in an amount equal to the lesser of: (i) 5,000 restricted stock units, or (ii) the number of restricted stock units (rounded to nearest whole unit) equal to $45,000 divided by the closing price of our common stock on the date of grant. One share of our common stock is issuable upon settlement for each restricted stock unit awarded. Other than the right to receive dividends, the recipients of restricted stock units will not have the rights of a stockholder, such as the right to vote, until the restricted stock units are settled by the issuance of shares of our common stock. The restricted stock units will not be settled for shares of our common stock until ten days after: (i) the recipient retires from our board of directors after attaining age 55 and completing at least five years of service as a director, or (ii) the recipient resigns from our board of directors or ceases to be a director by reason of antitrust laws, compliance with our conflict of interest policies, death, disability or other circumstances, and our board of directors has not determined (prior to the expiration of such ten day period) that such resignation or cessation of service as a director is adverse to the best interests of our company.

The directors stock plan also permits the board of directors or the compensation and management development committee to grant one or more non-employee directors additional compensation. Such additional compensation may be in the form of shares, restricted stock, restricted stock units, options or a combination thereof. The directors stock plan is filed as Exhibit 10.31 to this Annual Report on Form 10-K for the fiscal year ended October 1, 2010. The terms of each option grant and each restricted stock unit grant under the directors stock plan are substantially as set forth in Exhibits 10.33 and 10.37, respectively, to this Annual Report on Form 10-K for the fiscal year ended October 1, 2010.

The compensation arrangements we have with our directors are reviewed and may be modified from time to time by our board of directors.